EXHIBIT 4.3

                FROHLING, HUDAK & PELLEGRINO, LLC
                       COUNSELLORS AT LAW

425 Eagle Rock Avenue                                         Newark, NJ 07101
 Roseland, NJ 07068                                            (973) 622-2800
   (973) 226-4600
FAX  (973) 226-0969
                                                              Please Reply to:
                                                                 X   Roseland
                                                                       Newark



                              June 26, 2001
By Fax 801-563-3937

Jeff A. Hanks
EnSurge Inc.
435 Universal Circle
Sandy, Utah 84070

     Re:  Letter of Engagement

Dear Mr. Hanks:

     This letter will confirm our agreement to perform specialized legal services necessary to prepare and file the various periodic reports for EnSurge, Inc. with respect to shares to be issued to Mr. Carley and his associate.

     Our fee will be $7,500 payable as follows:

     $2,500 payable now and the balance of $5,000 to be paid upon completion of the first filing.

     If such payment is not made in cash, at the time of the filing 250,000 shares will be included in the Company's next S-8 for this firm of which 50,000 will be returned to the Company in the event $5,000 cash is paid on or before thirty (30) days after the filing date failing the Firm will retain ownership of all the shares advanced.

     Please advise us of the edgar agent you have used and if you do not have a strong commitment, we would like to use Borer
Financial, which has given us a competitive price and very good service.

     Please acknowledge your acceptance of these terms on the attached copy.

     Thank you.
                              Sincerely,

                              /s/ John B.M. Frohling
                              ----------------------
                              JOHN B.M. FROHLING




ACCEPTED THIS ___ DAY OF JUNE, 2001



By:  /s/ Jeff A. Hanks
   --------------------



JBMF:caw
3026\ensurge\LOE